Exhibit 16.1 March 26, 2026 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 To Whom It May Concern: We have read “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” in the form attached hereto, from the Annual Report on Form 10-K of Public Policy Holding Company, Inc., and we agree with the statements concerning our firm contained therein. Very truly yours, MN Blum, LLC CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE Upon the recommendation of our audit committee, we engaged Forvis Mazars, LLP on July 13, 2024 as the Company’s independent external (statutory) auditors for the year ending December 31, 2024. In connection with this appointment, in July 2024, upon the recommendation of our audit committee, we terminated the engagement of MN Blum, LLC (“MN Blum”) as our component auditor and terminated the engagement of Crowe U.K. LLP (“Crowe UK”) as our statutory auditor for the year ended December 31, 2024. Neither MN Blum nor Crowe UK prepared reports on our financial statements for the years ended December 31, 2025 and 2024. No report by MN Blum or Crowe UK on our financial statements for the years ended December 31, 2023, or for any subsequent interim period, contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, and there were no disagreements with respect to any such period with MN Blum or Crowe UK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of MN Blum or Crowe UK, respectively, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report for such period.

There were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K for such years and subsequent interim period through July 13, 2024. In accordance with Item 304(a)(3) of Regulation S-K, we have provided MN Blum and Crowe UK with a copy of our Annual Report on Form 10-K and requested that each of MN Blum and Crowe UK furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein. During the fiscal years ended December 31, 2023 and during the interim period through July 13, 2024, neither the Company nor anyone on its behalf consulted with Forvis Mazars, LLP regarding either (1) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Forvis Mazars, LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (2) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).